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SUBSIDIARIES OF
FLOW INTERNATIONAL CORPORATION

Subsidiary	State or other Jurisdiction of Incorporation or Organization
CIS Acquisition Corporation	Michigan
Flow Asia Corporation	Taiwan
Flow Asia International Corporation	Mauritius
Flow Autoclave Systems, Inc.	Delaware
Flow Automation Systems Corporation	Ontario
Flow Europe, GmbH	Germany
Flow Holdings GmbH (SAGL) Limited Liability Company	Switzerland
Flow International Sales Corporation	Guam
Flow Pressure Systems Vasteras AB	Sweden
Foracon Maschinen und Anlagenbau GmbH & CO.KG	Germany
Hydrodynamic Cutting Services	Louisiana
Robotic Simulations Limited	United Kingdom
Flow Japan Corporation	Japan
CEM-FLOW	France

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SUBSIDIARIES OF FLOW INTERNATIONAL CORPORATION